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                    PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
-------------------------------------------------
(Unaudited; dollars in millions)


                                                         Six Months
                                                       Ended June 30,                       Year Ended December 31,
                                                    -------------------     -------------------------------------------------------
                                                      1997        1996        1996        1995       1994 *       1993        1992
                                                    -------     -------     -------     -------     -------     -------     -------
EARNINGS:
Income before taxes, minority interests in
   majority-owned subsidiaries and equity in
   net earnings of affiliated companies ........    $ 395.0       415.5       687.5     1,075.7       375.1       305.9       428.2

Proportionate share of 50-percent-owned
   persons .....................................        1.3         0.6         1.0         1.0         1.3         0.2        (0.9)

Distributed earnings of
   less-than-50-percent-owned persons ..........        2.5         0.4         6.4         6.0         4.3         0.4         5.3

Less minority interests in majority-owned
   subsidiaries with no fixed charges ..........         --          --          --          --          --          --          --

Amortization of previously capitalized
   interest expense ............................        3.6         3.5         7.0         6.7         5.3         4.2         3.8
                                                    -------     -------     -------     -------     -------     -------     -------

    Earnings before fixed charges ..............      402.4       420.0       701.9     1,089.4       386.0       310.7       436.4

Gross fixed charges ............................       39.6        31.7        77.0        74.5        65.3        63.6        57.7

Less interest capitalized ......................       (6.2)       (0.5)       (1.9)       (3.1)      (20.7)      (17.5)       (7.9)
                                                    -------     -------     -------     -------     -------     -------     -------

    Earnings ...................................    $ 435.8       451.2       777.0     1,160.8       430.6       356.8       486.2
                                                    =======     =======     =======     =======     =======     =======     =======

FIXED CHARGES:
Interest expense:
    Expensed ...................................    $  26.6        27.0        66.1        62.0        36.6        37.0        39.5
    Capitalized ................................        6.2         0.5         1.9         3.1        20.7        17.5         7.9
                                                    -------     -------     -------     -------     -------     -------     -------

                                                       32.8        27.5        68.0        65.1        57.3        54.5        47.4

Amortization of debt expense ...................        4.2         1.5         3.6         3.6         1.1         0.3         0.4

Portion of rent expense representative
   of interest factor ..........................        2.6         2.7         5.4         5.8         6.9         8.8         9.9
                                                    -------     -------     -------     -------     -------     -------     -------

    Fixed charges ..............................    $  39.6        31.7        77.0        74.5        65.3        63.6        57.7
                                                    =======     =======     =======     =======     =======     =======     =======


RATIO OF EARNINGS TO
   FIXED CHARGES ...............................       11.0        14.2        10.1        15.6         6.6         5.6         8.4
                                                    =======     =======     =======     =======     =======     =======     =======



* The ratio of earnings to fixed charges would have been 9.0 in 1994 before the effects of a $157.7 million non-recurring provision for environmental costs and asset dispositions.